UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Rome Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2008

Dear Shareholder:

          You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Rome Bancorp, Inc., ("Rome Bancorp") the holding company for The Rome Savings Bank (“Rome Savings”), which will be held on Wednesday, May 7, 2008 at 5:30 p.m., local time, at the main office of Rome Savings at 100 W. Dominick Street, Rome, New York, 13440-5810 (the “Annual Meeting”).

          The attached Notice of Annual Meeting and Proxy Statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of Rome Bancorp and Rome Savings and you will have an opportunity to ask questions.

          The Board of Directors of Rome Bancorp has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interest of Rome Bancorp and its shareholders and unanimously recommends a vote “FOR” each of these matters.

          Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you cannot attend.

          On behalf of the Board of Directors and the employees of Rome Bancorp, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

/s/ Charles M. Sprock
Charles M. Sprock
Chairman, President and Chief Executive Officer

ROME BANCORP, INC.
100 W. DOMINICK STREET
ROME, NEW YORK 13440-5810

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 7, 2008
Time:	5:30 p.m., local time
Place:	The Rome Savings Bank
100 W. Dominick Street
Rome, New York 13440-5810

At our 2008 Annual Meeting, we will ask you to:

1.	Elect three candidates to serve as director for a three-year term to expire at the 2011 Annual Meeting;

2.	Ratify the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	Transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

          You may vote at the Annual Meeting if you were a shareholder of Rome Bancorp at the close of business on March 7, 2008, the record date.

By Order of the Board of Directors,

/s/ Crystal M. Seymore
Crystal M. Seymore
Corporate Secretary
Rome, New York
April 1, 2008

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

GENERAL INFORMATION

Why We Sent You This Proxy Statement

          We have sent you this Proxy Statement and the enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Rights.”

          We began mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy card on or about April 1, 2008 to all shareholders entitled to vote. If you owned common stock of Rome Bancorp at the close of business on March 7, 2008 (the “Record Date”), you are entitled to vote at the Annual Meeting. On the Record Date, there were 7,588,215 shares of common stock outstanding.

Quorum

          A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the Annual Meeting, a quorum will exist.

Voting Rights

          You are entitled to one vote at the Annual Meeting for each share of the common stock of Rome Bancorp that you owned as of record at the close of business on the Record Date. (The number of shares you owned as of the Record Date is listed on the enclosed proxy card.) Our Certificate of Incorporation imposes restrictions on the voting of our common stock if you beneficially own more than 10% of our outstanding common stock.

          You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which we will provide to you at the Annual Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” each of the proposals set forth in the Notice of the Annual Meeting.

          If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this Proxy Statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of the Annual Meeting.

Vote Required

  Proposal 1: Election of Directors. The nominees for director who receives the most votes will be elected. If you do not vote for the nominees, or you indicate “withhold authority” for the nominees on your proxy card, your vote will not count “for” or “against” the nominees.

  Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to pass this proposal. If you “abstain” from voting, it will have the same effect as if your vote was not cast with respect to this proposal.

Effect of Broker Non-Votes

          If your broker holds shares that you own in “street name,” the broker may vote your shares on Proposals 1 and 2 even if the broker does not receive instructions from you. If your broker does not vote on any of the proposals, this will constitute a “broker non-vote.” A broker non-vote will not be counted as having voted in person or by proxy and will have no effect on the outcome of the election of the directors or the ratification of the appointment of our independent registered public accounting firm.

Confidential Voting Policy

          Rome Bancorp maintains a policy of keeping shareholder votes confidential. We only let our Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. Our independent tabulating agent will, however, forward any written comments that you may have to management.

Revoking Your Proxy

          You may revoke your proxy at any time before it is exercised by:

  filing with the Corporate Secretary a letter revoking the proxy;

  submitting another signed proxy with a later date; or

  attending the Annual Meeting and voting in person, provided you file a written revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

          If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of Rome Bancorp.

Solicitation of Proxies

          Rome Bancorp will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of Rome Bancorp and Rome Savings may solicit proxies by:

  mail;

  telephone; and

  other forms of communication.

          We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining an Annual Report on Form 10-K

          If you would like a copy of our Annual Report on Form 10-K and audited financials for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission (the “SEC”), we will send you one (without exhibits) free of charge. Please write to our Corporate Secretary, Crystal M. Seymore, at Rome Bancorp, Inc., 100 W. Dominick Street, Rome, New York 13440-5810. The complete Annual Report on Form 10-K is available on the SEC’s website at www.sec.gov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of Rome Bancorp

          The following table shows certain information for persons who we know “beneficially owned” 5% or more of our common stock as of December 31, 2007. In general, beneficial ownership includes those shares over which a person has voting or investment power. In this proxy statement, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days (such as through the exercise of stock options) after December 31, 2007. We obtained the information provided in the following table from filings with the SEC and with Rome Bancorp.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent(1)
Employee Stock Ownership Plan Trust of Rome	669,936(2)	8.60%
Bancorp, Inc.
100 West Dominick Street
Rome, New York 13440-5810

Dimensional Fund Advisors LP	461,775(3)	5.93%
1299 Ocean Avenue
Santa Monica, California 90401

(1)	Percentages with respect to each person or group of persons have been calculated based upon 7,788,415 shares of Rome Bancorp common stock, the number of shares outstanding as of December 31, 2007.

(2)
The Employee Stock Ownership Plan (the “ESOP”) is administered by an ESOP Committee (“ESOP Committee”) and its assets are held in trust by a trustee (“Plan Trustee”). The number of shares listed as beneficially owned represents the entire number of shares of Rome Bancorp common stock held by RSGroup Trust Company, as Plan Trustee, as of December 31, 2007. As of December 31, 2007, 299,730 of such shares of Rome Bancorp common stock had been allocated to individual accounts established for participating employees and their beneficiaries, and 370,206 of such shares were held, unallocated, for allocation in future years. In general, participating employees and their beneficiaries have the power and authority to direct the voting of shares of Rome Bancorp common stock allocated to their individual accounts. Such allocated shares are, therefore, not included as shares over which the reporting person has sole or shared voting power. The reporting person, through the Plan Trustee, has shared voting power over unallocated Rome Bancorp common stock. Any unallocated Rome Bancorp common stock is generally required to be voted by the Plan Trustee in the same proportion as Rome Bancorp common stock which has been allocated to participants is directed to be voted. The ESOP, through the Plan Trustee (who is instructed by the ESOP Committee) shares dispositive power over all unallocated common stock held by the reporting person. The ESOP, acting through the Plan Trustee (who is instructed by the ESOP Committee) shares dispositive power over allocated Rome Bancorp common stock with participating employees and their beneficiaries, who have the right to determine whether Rome Bancorp common stock allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated Rome Bancorp common stock is generally required to be tendered by the Plan Trustee in the same proportion as Rome Bancorp common stock which has been allocated to Participants is directed to be tendered. In limited circumstances, ERISA may confer upon the Plan Trustee the power and duty to control the voting and tendering of Rome Bancorp common stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated Rome Bancorp common stock.

(3)
Based on a Schedule 13G dated December 31, 2007 and filed with the SEC on February 6, 2008 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP is an investment advisor to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over the shares owned by the investment companies, the trusts and the accounts.

Security Ownership of Management

          The following table shows the number of shares of Rome Bancorp’s common stock beneficially owned by each director and executive officer and all directors and executive officers of Rome Bancorp as a group, as of the Record Date. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name. See “Principal Shareholders of Rome Bancorp” for a definition of “beneficial ownership.”

			Percent of
	Position with Rome	Amount and Nature of	Common Stock
Name	Bancorp(1)	Beneficial Ownership(2)(10)	Outstanding(3)
Bruce R. Engelbert (4)	Director	113,243	1.5%

David C. Grow (5)	Director	110,734	1.5%

Kirk B. Hinman (6)	Director	281,803	3.7%

Dale A. Laval (7)	Director	22,200	*

David C. Nolan (8)	Executive Vice President	150,307	2.0%
	and Chief Financial Officer

John A. Reinhardt (11)	Director	1,200	*

Charles M. Sprock (9)	Chairman, President and	357,771	4.7%
	Chief Executive Officer

Michael J. Valentine	Director	138,596	1.8%

All directors and executive		1,546,060	20.4%
officers as a group
(8 persons)(12)

*	Less than one percent of the total outstanding shares of common stock.
(1)	Titles are for both Rome Bancorp and Rome Savings.
(2)	Includes unvested restricted stock awards of 9,440 shares made to each outside director, with the exception of Mr. Reinhardt, under the Rome Bancorp, Inc. 2006 Recognition and Retention Plan. Includes unvested restricted stock awards of 47,200 and 18,880 shares awarded to Mr. Sprock and Mr. Nolan, respectively, under the Rome Bancorp, Inc. 2006 Recognition and Retention Plan. Each recipient of a restricted share award has sole voting power, but no investment power, over the common stock covered by the award. The restricted stock will vest at the rate of 20% per year on each anniversary date of the grant, with accelerated vesting upon death, disability, retirement or change in control.
(3)	Based on a total of 7,588,215 shares of Rome Bancorp’s common stock outstanding as of the Record Date. (4) Includes 17,903 shares held in Mr. Engelbert’s Individual Retirement Account and 16,918 shares held by Mr. Engelbert’s spouse.
(4)	Includes 17,903 shares held in Mr. Engelbert’s Individual Retirement Account and 16,918 shares held by Mr. Engelbert’s spouse.
(5)	Includes 24,152 shares held in Mr. Grow’s Individual Retirement Account and 2,381 shares held individually by Mr. Grow’s spouse.
(6)	Includes 3,401 shares held in Mr. Hinman’s Individual Retirement Account 97,309 shares held jointly with Mr. Hinman’s spouse; 5,401 shares held as custodian for a minor; 5,000 shares held by a trust over which Mr. Hinman exercises control; and 115,527 shares held by Rome Strip Steel Co., Inc. of which Mr. Hinman serves as President.
(7)	Includes 1,000 shares held in Mr. Laval’s Individual Retirement Account.
(8)	Includes 13,360 shares held in trust pursuant to the Employee Stock Ownership Plan that have been allocated as of December 31, 2007 over which Mr. Nolan has voting power, subject to the legal duties of the ESOP Trustee, but no investment power, except in limited circumstances.
(9)	Includes 7,315 shares held individually by Mr. Sprock’s spouse and 21,727 shares held in trust pursuant to the ESOP that have been allocated as of December 31, 2007 over which Mr. Sprock has voting power, subject to the legal duties of the ESOP trustee, but no investment power, except in limited circumstances.
(10)	Includes 5,900 shares of common stock that may be acquired by each outside director with the exception of Mr.

Reinhardt, pursuant to vested options granted to them under the Rome Bancorp, Inc. 2006 Stock Option Plan. Includes 11,800 and 29,500 shares of common stock that may be acquired by Mr. Nolan and Mr. Sprock, respectively, pursuant to vested options granted to them under the Rome Bancorp, Inc. 2006 Stock Option Plan.
(11)	Includes 200 shares held in Mr. Reinhardt's spouse's IRA.
(12)	The number of shares for all executive officers and directors as a group of seven persons includes 370,206 shares held by the ESOP Trust that have not been allocated to eligible participants as of December 31, 2007, over which certain directors and executive officers may be deemed to have shared investment power, thereby causing such directors and executive officers to be beneficial owners of such shares. Each of such directors and executive officers disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to them individually. The individual participants in the ESOP have shared voting power with the ESOP Trustee.

PROPOSAL 1 ELECTION OF DIRECTORS

General

          The Board has nominated Kirk B. Hinman, Charles M. Sprock and Michael J. Valentine for election as director at the Annual Meeting. Mr. Hinman, Mr. Sprock and Mr. Valentine currently serve on Rome Bancorp’s Board of Directors. If you elect Mr. Hinman, Mr. Sprock and Mr. Valentine, each will hold office until the Annual Meeting in 2011, or until his successor has been elected.

          We know of no reason why Mr. Hinman, Mr. Sprock and Mr. Valentine may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason a nominee proves unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that Mr. Hinman, Mr. Sprock and Mr. Valentine would prove unable to serve if elected.

Nominees and Continuing Directors

			Position(s)	Director
Nominee	Age(1)	Term Expires	Held with Rome Bancorp	Since

Kirk B. Hinman	56	2008	Director	1994	(2)
			Chairman, President and
Charles M. Sprock	68	2008	Chief Executive Officer	1980	(2)

Michael J. Valentine	65	2008	Director	1993	(2)

Continuing Directors

Dale A. Laval	59	2009	Director	2006

Bruce R. Engelbert	70	2010	Director	1982	(2)

David C. Grow	64	2010	Director	1992	(2)

John A. Reinhardt	70	2010	Director	2007

(1)	As of December 31, 2007.
(2)	Includes service as a trustee of Rome Savings prior to the formation of Rome Bancorp in 1999.

          The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below. Unless otherwise indicated, each of the following persons has held his or her present position for the last five years.

Nominees

          Kirk B. Hinman has served as the President of Rome Strip Steel Company, Inc. since 1989.

          Charles M. Sprock is the Chairman of the Board, President and Chief Executive Officer of Rome Savings Bank and Rome Bancorp.

          Michael J. Valentine is the Chairman and President of Mele Manufacturing Company, Inc., which manufactures and imports products in the jewel case, stationery, custom packaging and sports flooring businesses.

Continuing Directors

          Bruce R. Engelbert is a retired President of Engelbert’s Jewelers, Inc., a retail jewelry business.

          David C. Grow has been a partner at the law firm of McMahon and Grow since 1975. The firm serves as counsel to Rome Savings.

          Dale A. Laval is the retired Chairman of Independent Audit Associates, Inc. (“IAA”), a regional outsource company specializing in financial institution internal audit and loan review. Mr. Laval has over thirty-five years experience in the financial services industry.

          John A. Reinhardt is a retired Executive Director of the Madison County Industrial Development Agency. In addition, Mr. Reinhardt has over thirty years experience in the financial services industry. Mr. Reinhardt was elected to the Madison County Board of Supervisors in November 2007.

Shareholder Communications with our Board of Directors

          Shareholders may contact Rome Bancorp’s Board of Directors by contacting Crystal M. Seymore, Corporate Secretary, Rome Bancorp, Inc., 100 W. Dominick Street, Rome, New York, 13440-5810. All comments will be forwarded directly to the Board of Directors.

          It is the policy of Rome Bancorp that all directors and nominees should attend the Annual Meeting. At the 2007 Annual Meeting, all members of the Board of Directors were in attendance.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees for election as directors.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors

          Rome Bancorp’s Board of Directors currently consists of seven members. Rome Bancorp’s Certificate of Incorporation provides that the Board shall be divided into three classes, as nearly equal in number as possible.

          The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Rome Bancorp. Rome Bancorp’s executive officers and management oversee the day-to-day operations of Rome Bancorp. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

          The Board of Directors held 12 meetings during the fiscal year ended December 31, 2007. Each incumbent director attended at least 75% of the meetings of the Board of Directors.

Committees of the Board

          The Board of Directors of Rome Bancorp has established the following committees:

          Executive Committee.The Executive Committee exercises the powers of the Board of Directors between Board meetings. It approves loans within Rome Savings’ authority and reviews the loan portfolio. Directors Engelbert, Hinman, Sprock and Valentine currently serve as members of the committee. Mr. Sprock is the Chairman of the Committee. The Executive Committee met23 times in the 2007 fiscal year.

          Management Committee. The Management Committee assesses the structure of the management team and the overall performance of Rome Bancorp and Rome Savings. The Committee oversees executive compensation by approving salary increases and reviews general personnel matters such as staff performance evaluations. Directors Engelbert, Hinman and Valentine serve on the committee. Mr. Valentine is the Chairman of the Committee. All members of the Management Committee are independent directors as defined in The Nasdaq Stock Market listing standards. The Management Committee met four times in the 2007 fiscal year.

          Audit Committee. The Audit Committee is chaired by Director Hinman, with Directors Engelbert and Valentine as members. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent auditors and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The Committee also reviews and approves all transactions with affiliated parties. The Board of Directors of Rome Bancorp adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the proxy statement filed by Rome Bancorp on March 30, 2007. All members of the Audit Committee are independent directors as defined in The Nasdaq Stock Market listing standards and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Rome Bancorp believes that Director Hinman qualifies as an “audit committee financial expert,” as that term is defined by applicable SEC regulations, and the

Board of Directors has designated him as such. The committee met four times in the 2007 fiscal year.

          Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee meets to recommend the nomination of Directors to the full Board to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee will consider recommendations from shareholders if submitted in a timely manner in accordance with the procedures established in the bylaws and will apply the same criteria to all persons being considered. Directors Engelbert,Grow, Laval and Reinhardt currently serve on the Committee with Director Engelbert serving as Chairman of the Committee. All members of the Nominating and Corporate Governance Committee are independent directors as defined in The Nasdaq Stock Market listing standards. The Nominating and Corporate Governance Committee met two times during the 2007 fiscal year. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which was attached as Appendix B to the proxy statement filed by Rome Bancorp on March 30, 2007.

          In accordance with our bylaws, recommendations or nominations of individuals for election to the Board at an annual meeting of shareholders may be made by any shareholder of record of Rome Bancorp entitled to vote for the election of directors at such meeting who provides timely notice in writing to the secretary. With respect to an election of directors to be held at an annual meeting of shareholders, to be timely, a shareholder’s notice must be delivered to or received by the secretary not later than sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year’s annual meeting, or ninety (90) days in advance of the meeting if the meeting is to be held on or after the anniversary of the previous year’s annual meeting. With respect to an election to be held at an annual meeting of shareholders held at another time, or at a special meeting of shareholders for the election of directors, a shareholder’s notice must be received by the secretary by the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. The shareholder’s notice to the secretary must set forth certain information regarding the proposed nominee and the shareholder making such recommendation or nomination. If a nomination is not properly brought before the meeting in accordance with Rome Bancorp’s bylaws, the chairperson of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. For additional information about Rome Bancorp’s director nomination requirements, please see Rome Bancorp’s bylaws.

          It is the policy of the Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Shareholder nominees are analyzed by the Committee in the same manner as nominees that are identified by the Committee. Rome Bancorp does not pay a fee to any third party to identify or evaluate nominees.

          Kirk B. Hinman, Charles M. Sprock and Michael J. Valentine were nominated by the non-management, independent directors that comprise the Nominating and Corporate Governance Committee. As of the date of this Proxy Statement, the Nominating and Corporate Governance Committee had not received any shareholder recommendations for nominees in connection with the 2008 Annual Meeting.

Audit Committee Report

          The following Report of Rome Bancorp’s Audit Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting material,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Exchange Act.

          Rome Bancorp’s Audit Committee has reviewed and discussed the audited financial statements of Rome Bancorp for the fiscal year ended December 31, 2007 with management and Crowe Chizek and Company LLC, Rome Bancorp’s independent registered public accounting firm. Rome Bancorp’s Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee) with Crowe Chizek and Company LLC.

          The Audit Committee has received the written disclosures and the letter from Crowe Chizek and Company LLC required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed Crowe Chizek and Company LLC’s independence with respect to Rome Bancorp with Crowe Chizek and Company LLC.

          Based on the review and discussions referred to in this Audit Committee Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Rome Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

ROME BANCORP, INC.
AUDIT COMMITTEE

Kirk B. Hinman, Chairman
Bruce R. Engelbert
Michael J. Valentine

Principal Accountant Fees and Services

          During the fiscal years ended December 31, 2007 and December 31, 2006, Rome Bancorp retained and paid Crowe Chizek and Company LLC, its independent registered public accounting firm, to provide audit and other services. The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the years ended December 31, 2007 and 2006 and fees billed for other services during those periods by our independent registered public accounting firm.

	Audit Fees
	2007	2006
Audit fees (1)	$204,570	$215,760
Audit related-fees (2)	2,750	7,200
Tax fees (3)	34,000	18,100
All other fees (4)	2,500	1,643
Total	$243,820	$242,703

(1)	Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.
(2)	Audit related fees consist of fees for services that are reasonably related to the performance of the audit of the consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to the adoption of the Rome Bancorp, Inc. 2006 Recognition and Retention Plan and consents issued for inclusion of audited financial statements in effective registration statement during 2006 and 2007.
(3)	Tax fees consisted of assistance with matters related to tax compliance and consulting.
(4)	All other fees for the year 2007 and 2006 consisted of proprietary software maintenance fees.

Audit Committee Preapproval Policy

          The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms) to be performed for Rome Bancorp by its independent registered public accounting firm, subject to the de minimis exception for non-audit services described below which are approved by the Committee prior to completion of the audit.

          Exception. The preapproval requirement set forth above, shall not be applicable with respect to non-audit services if:

  the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Rome Bancorp to its independent registered public accounting firm during the fiscal year in which the services are provided;

  such services were not recognized by Rome Bancorp at the time of the engagement to be non-audit services; and

  such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

          Delegation. The Committee may delegate to one or more designated members of the Committee the authority to grant required preapprovals. The decisions of any member to whom authority is delegated under this paragraph to preapprove activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

          The Audit Committee preapproved all of the services performed by Crowe Chizek and Company LLC pursuant to the policies outlined above.

Executive Officers Who Are Not Directors

          The following individuals are executive officers of Rome Bancorp and Rome Savings and hold the offices following their names. Biographical information and the business experience of each non-director executive officer of Rome Bancorp and Rome Savings is set forth below.

          David C. Nolan, age 54, was named Executive Vice-President and Chief Financial Officer of Rome Bancorp in January of 2006. Prior to that he served as Treasurer and Chief Financial Officer of Rome Bancorp since its inception and Rome Savings since 1984

          The Board of Directors annually elects the executive officers of Rome Bancorp. The elected officers hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.

Compensation Discussion and Analysis

          Compensation Decision-Making Policies and Procedures. Rome Bancorp by-laws require that executive and other officer compensation be set by the Board of Directors (the “Board”) or a board committee to which decision -making authority has been delegated. As a Nasdaq Stock Market-listed company, Rome Bancorp must observe governance standards that require executive officer compensation decisions to be made by the independent director members of Rome Bancorp’s Board of Directors or by a committee of independent directors. Consistent with these requirements, Rome Bancorp’s Board has established the Management Committee (“Compensation Committee”). The Compensation Committee consists of three non-employee directors: Directors Valentine (Chairman), Hinman and Engelbert.

          The Compensation Committee has been delegated authority from the Board to oversee compensation of executive and other officers by approving compensation levels and by reviewing general personnel matters such as performance evaluations. The Compensation Committee has established a compensation program and adopted a formal charter in February, 2007. The compensation program consists of three components: (1) base salary; (2) bonuses; and (3) long-term incentives (e.g., stock options, restricted stock, deferred compensation, and fringe benefits).

          The Compensation Committee considers the expectations of the Chief Executive Officer with respect to his own compensation and his recommendations with respect to the compensation of more junior executive and other officers, as well as empirical data and the recommendations of advisors. The Compensation Committee does not delegate its duties to others.

Compensation Committee Mandates and Responsibilities. The Compensation Committee’s mandates are to:

1.	Assist the Board in fulfilling its fiduciary responsibilities with respect to the oversight of Rome Bancorp’s human resources and non- executive compensation plans, policies and programs;

2.	Assist the independent members of the Board in fulfilling their fiduciary responsibilities with respect to the oversight of the executive compensation plans, policies, programs and benefits;

3.	Develop and maintain compensation and benefit programs that are designed to:

Reward high performance, promote accountability and adherence to Rome Bancorp’s mission and values;

Align employee interests with the interests of Rome Bancorp’s shareholders; and

Attract, develop and retain talented leadership to serve the long-term best interests of Rome Bancorp;

4.	Monitor the administration of the Rome Bancorp’s qualified and non-qualified benefit plans; and

5.	Produce the annual report on executive compensation to be included as part of the Rome Bancorp’s annual proxy statement.

Compensation Philosophy

          Goals and Objectives. The objectives of the compensation program are to align the interests of management with the interests of stockholders through a system that relates compensation to business objectives and individual performance. Rome Bancorp’s executive and other officer compensation philosophy is based on the following two principles:

          Competitive and Fair Compensation. Rome Bancorp is committed to providing a compensation program that helps us to attract, motivate and retain highly qualified and industrious officers. Rome Bancorp’s policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. To this end, Rome Bancorp regularly compares its compensation packages with those of peer institutions and sets its compensation guidelines based on this review. Rome Bancorp also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to Rome Bancorp’s other officers and employees.

          Sustained Performance. Executive and other officers are rewarded based upon an assessment of corporate, departmental and individual performance. Corporate and departmental performance are evaluated by reviewing the extent to which strategic and business plan goals are met and performance levels relative to peer institutions. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which Rome Bancorp’s mission and values are fostered.

          Historically, Rome Bancorp has viewed peer institutions as banking organizations that have undergone similar transactions to Rome Bancorp’s recent second-step conversion. Rome Bancorp also regards as peer institutions, particularly for financial performance measures, those similarly -sized banking organizations generally included in comparable performance reports issued to Rome Savings by banking regulatory agencies. Rome Bancorp also regards as peer institutions upstate New York banking organizations, regardless of size, because Rome Bancorp competes with them for personnel resources. Rome Bancorp does not fix any component of executive and other officer compensation against specific performance measures of peer institutions. However, the Compensation Committee does review peer institution data in assessing the reasonableness of performance levels inherent in the annual budget approved by the Board.

          Periodic Review. Rome Bancorp’s compensation philosophy is reviewed annually in the first quarter when the Compensation Committee meets to review and approve changes to base salaries, bonuses and benefits for executive and other officers. The review is largely based on the achievement levels of annual performance targets. The Compensation Committee performed such a review for 2007 during its meeting of February 21, 2007 and confirmed the compensation philosophy.

          Use of Outside Advisors and Survey Data. The Compensation Committee uses its own criteria coupled with current and historical peer comparisons to establish base salary and other compensation for the Chief Executive and other officers. During 2007, the Compensation Committee reviewed compensation data for chief executives and other officers, as publicly reported by peer institutions. The Compensation Committee compiled its own data and used historical data compiled from 1999 through 2006 SEC filings by NorthEast Capital and Advisory, Inc. The Compensation Committee also used 2005 and 2006 compensation data published by Clark Consulting, Inc., and Polaris, Inc. as well as financial performance of peer institutions of Rome Savings Bank as reported by banking regulatory agencies. The Compensation Committee did not retain outside compensation consultants to prepare for the Compensation Committee an assessment of executive compensation or performance.

          Elements of Compensation

          To assure the appropriate mix of risk and reward and focus on both short and long-term Rome Bancorp performance, Rome Bancorp’s compensation program consists of three components: (1) base salary; (2) bonuses; and (3) long-term incentives (e.g., stock options, restricted stock, deferred compensation, and fringe benefits). The weighting of variable, performance -based compensation relative to fixed compensation increases for more senior level executives, to link their compensation opportunity with corporate performance.

          Base Salary. Base salary is generally designed to be competitive with comparable positions at peer institutions. However, each officer’s actual base salary varies based on the complexity and unique challenges of his or her position, individual skills, experience, background and performance. Base salaries are reviewed at least annually by the Compensation Committee and adjusted as warranted depending on competitive salary positioning. During 2007, the Compensation Committee reviewed all executive and other officer salaries.

          Annual Incentive Bonus. Annual incentive awards reflect a combination of two key elements: level of attainment of business performance targets and individual results and behaviors. Individual annual incentive bonus targets are set within ranges based on scope of an officer’s role. These ranges are designed to reflect competitive conditions and to assure that a significant portion of an officer’s annual cash compensation is performance based.

          Each executive and other officer eligible to receive an annual incentive award has a target bonus amount expressed as a dollar amount, but actual bonus opportunities range from 0% to 30% of base salary, depending on corporate performance against pre-established, objectively determined goals. In actual bonus opportunities range from 0% to 30% of base salary, depending on corporate performance against pre-established, objectively determined goals. In addition, each executive and other officer eligible to receive an annual incentive award has a target bonus amount expressed as a dollar amount, but actual bonus opportunities range from 0% to 10% of base salary, depending on the Compensation Committee’s subjective assessment of individual results and the degree to which Rome Bancorp’s mission and values are fostered.

          In 2007, annual incentive awards were based on the achievement of the Board-approved operating budget and its inherent targets for return on assets, growth of loans and efficiency ratio.

          Following determination of year-end results, the Compensation Committee assesses proposed bonuses against Rome Bancorp performance and approves appropriate adjustments, if any, reflecting factors such as unforeseeable obstacles or windfalls, changes in business strategies that impact performance relative to the operating budget and performance targets, or one-time events not reflected in the operating budget or performance targets. Adjustments are generally few and minor. After review, the Compensation Committee approves bonuses based on the calculated results and adjustments. The Compensation Committee then assesses individual results and behavior and sets in its discretion an additional amount, if any, as bonus, provided that in the aggregate the bonuses do not exceed the maximum annual incentive award pre-established for each individual.

          Long-Term Incentive Compensation. Rome Bancorp’s long-term incentive program is designed to ensure that officers and employees have a continuing stake in the long-term success of Rome Bancorp and to encourage management to focus on multi-year performance goals that will enhance the value of Rome Bancorp, Inc. stock. The long-term incentive program is also designed to create significant individual retention incentives.

          Since inception as a public company, Rome Bancorp’s long-term, equity-based compensation program has consisted of stock options and restricted stock. As is the typical practice at institutions recently converted from mutual to stock ownership, Rome Bancorp’s executive and other officers and non-employee directors have been granted stock options and shares of restricted stock, that vest over time and constitute a substantial portion of their potential compensation. Rome Bancorp’s conversions, and the leverage from increased capital that Rome Bancorp has been able to deploy have influenced the size of its stock awards relative to peer institutions.

          Rome Bancorp first issued stock awards following its initial conversion to a mutual holding company and obtaining the requisite Board and shareholder approvals. Accordingly, under the Rome Bancorp, Inc. 2000 Recognition and Retention Plan and the Rome Bancorp, Inc. 2000 Stock Option Plan (the “2000 Plans”) approved by the Board and shareholders in 2000, certain executive and other officers and non-employee directors were granted stock options and restricted stock. At the time, these grants utilized substantially, but not all of the permitted issuance under the 2000 Plans.

          The 2000 Stock Option Plan provides for the grant of options to purchase common stock of Rome Bancorp, Inc. at a stated price during a specified period or term, generally ten years, with accelerated vesting upon death, disability, retirement or change in control. If the options are not exercised during their term, they will expire. Thus, option holders will realize gains from their options only if Rome Bancorp stock appreciates in value after the options are granted.

          Restricted stock awards constitute a right to receive a certain number of shares of common stock of Rome Bancorp upon the award holder’s satisfaction of certain requirements, such as completion of five years of service with Rome Bancorp, with accelerated vesting upon death, disability, retirement or change in control. As a general rule, if the award holder fails to fulfill the requirements contained in the restricted stock award, the award will not vest. Instead, the award will be forfeited and canceled. Thus, award holders realize value from their award by remaining in the employ of Rome Bancorp.

          Rome Bancorp’s second issuance of stock awards followed its second-step conversion from a mutual holding company structure to a stock company structure. During 2006, the Rome Bancorp, Inc. 2006 Recognition and Retention Plan and the Rome Bancorp, Inc. 2006 Stock Option Plan (the “2006 Plans”) were each adopted by Rome Bancorp’s Board and approved by shareholders. As with the 2000 Plans, the 2006 Plans provide for the grant of options and awards of restricted stock to certain executive and other officers and non-employee directors of Rome Bancorp.

          The design of Rome Bancorp’s long-term, equity-based compensation program reflects the Compensation Committee’s conviction that use of a multi-year vesting schedule for equity awards encourages executive and other officer retention and emphasizes long-term growth, and that payment of a significant portion of executives’ and other officers’ compensation in Rome Bancorp equity provides management with a powerful incentive to increase shareholder value over the long-term.

          Individual stock option and restricted stock awards reflect position and individual contribution, taking into account equity-based compensation levels for executives and other officers at peer institutions. Upon the approval of the 2006 Plans, the Compensation Committee determined long-term incentive award ranges, generally from zero to the maximum permitted under banking regulation, and approved appropriate individual executive and other officer awards within these ranges in the exercise of its discretion, considering these criteria. The Compensation Committee reviewed recommendations from the Chief Executive Officer and submitted its grant recommendations to the Board for approval. These grants utilized substantially, but not all of the permitted issuance under the 2006 Plans. Equity grants were made as of the date set by the Compensation Committee, after which individual award documents were distributed to grantees. The award date did not differ for the Chief Executive Officer relative to other officers. The Compensation Committee’s policy is to grant options at fair market value and re-pricing of stock options is not permitted.

          Stock Ownership Guidelines. The Board has not established stock retention and ownership guidelines for executive and other officers, primarily because the vesting schedules of options and restricted stock awards, and participation in the employee stock ownership plan, serve to ensure that significant portions of equity-based compensation of executive and other officers remains at risk. The Compensation Committee periodically reviews the desirability of stock ownership guidelines.

          Chief Executive Officer Compensation. The Compensation Committee at least annually reviews the performance of Rome Bancorp’s Chief Executive Officer and reports thereon to the Board. This evaluation includes an assessment of performance against pre-established, quantified corporate goals, in conjunction with the Annual Incentive Bonus program. The assessment also includes elements of personal performance such as leadership, business acumen, selection and development of people, and adherence to principles of corporate governance. In conducting the annual performance evaluation, the Compensation Committee also reviews the total compensation of the Chief Executive Officer, including pension values and severance payments under various scenarios, as provided for in his employment contract. The results of the Chief Executive Officer performance evaluation process, together with comparative data from peer institutions, are used by the Compensation Committee and the Board in determining his compensation.

          The aim of Rome Bancorp’s Chief Executive Compensation program is to assure the appropriate mix of risk and reward and focus his performance on both short and long-term Rome Bancorp performance. Accordingly, concurrent with Rome Bancorp’s initial conversion to mutual holding company in 1999, Mr. Sprock’s base salary was set in expectation that future compensation increases would largely be in the form of equity-based compensation. The options and restricted stock awards granted to Mr. Sprock under the 2000 Plans and his unchanged base salary thereafter reflected the aim of his compensation program.

          In 2006, Mr. Sprock received a 10% increase in base salary, his first increase in base salary since Rome Bancorp’s initial conversion to mutual holding company in 1999. His resulting annualized base salary is $275,000. The Compensation Committee increased his base salary in recognition of his performance and of comparable levels at peer institutions. Also in recognition of the attainment of the pre-established 2007 Annual Incentive Bonus goals, in 2007 Mr. Sprock was awarded $80,000. In keeping with Rome Bancorp’s aim that its Chief Executive compensation program assures the appropriate mix of risk and reward and focus his performance on both short and long-term Rome Bancorp performance, Mr. Sprock was granted options and restricted stock awards under the 2006 Plans. On May 24, 2006, Mr. Sprock was granted 147,500 options, which vest in 20% installments per year, with the first installment vesting on May 24, 2007 and each anniversary thereafter. The options’ exercise price is $12.84, the closing price of Rome Bancorp at the date of grant. Also on May 24, 2006, Mr. Sprock was granted 59,000 restricted stock awards, which vest in 20% installments per year, with the first installment vesting on May 24, 2007 and each anniversary thereafter. No equity grants were made to Mr. Sprock in fiscal 2007.

          During 2007, the Compensation Committee conducted a review of the Chief Executive Officer’s total compensation, including options and restricted stock awards granted, the values of benefits under Rome Bancorp’s defined benefit, 401(k), employee stock ownership and benefit restoration plans, and severance payments under various scenarios as provided for in his employment contract. Based on the performance of Rome Bancorp and the unique challenges that it faced during 2007 and since its initial conversion in 1999, the Chief Executive Officer’s performance evaluation and the Compensation Committee’s compensation review, the Compensation Committee considers Mr. Sprock’s level of total compensation, including severance and all pension values, appropriate, and continues to value his outstanding leadership of Rome Bancorp.

          Compensation of Other Executive Officer. Mr. David Nolan is the other executive officer of Rome Bancorp. The details of his compensation are described in the tables and footnotes that follow.

          Compensation Committee Interlocks. During 2007, none of Rome Bancorp’s executive officers served as a director or member of the compensation committee (or equivalent body) of another entity where a director or member of Rome Bancorp’s Compensation Committee served as an executive officer or director.

          Compensation Committee Report. The Management Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Management Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Rome Bancorp, Inc.
Management Committee

Michael Valentine, Chairman
Kirk Hinman
Bruce Engelbert

Director Compensation

          Meeting Fees. Each non-employee director of Rome Bancorp receives an annual retainer equal to $8,000. In addition, the non-employee Chairmen of the Audit and Management Committees receive annual retainers of $5,000 and $2,000, respectively. Other non-employee members of the Audit Committee also receive an annual retainer of $2,500. Employee directors of Rome Bancorp do not receive fees for attendance at Board of Directors or committee meetings. Each non-employee director receives the following fees:

  fee of $800 per Board of Directors meeting attended;
  fee of $375 per Executive Committee meeting attended;
  fee of $325 per committee meeting attended for all other committees; and
  fee of $275 per conference attended.
          Total directors’ meeting and committee fees for fiscal 2007 were $183,816. Directors are also entitled to the protection of certain indemnification provisions in our Certificate of Incorporation and bylaws.

          Deferred Compensation Plan, Recognition and Retention Plans and Stock Option Plans. In addition, our directors are eligible to participate in Directors’ Deferred Compensation Plan of Rome Bancorp, Inc. as well as each of the two Stock Option Plans and Recognition and Retention Plans maintained by Rome Bancorp. These benefit plans are discussed under “Benefit Plans,” “Deferred Compensation Plan,” “Stock Option Plans” and “Recognition and Retention Plans.”

          The following table sets forth information regarding compensation earned by the non-employee directors of Rome Bancorp, Inc. during the last fiscal year.

	Fees Earned or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)
Bruce R. Engelbert	33,295	30,302	9,986	73,583
David C. Grow	34,375	30,302	9,986	74,663
Kirk B. Hinman	39,800	30,302	9,986	80,088
Dale A. Laval	23,470	30,302	9,986	63,758
John A. Reinhardt	19,617	-	-	19,617
Michael J. Valentine	37,925	30,302	9,986	78,213

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)	Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Rome Bancorp granted to the director, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the footnotes to the audited financial statements, included in the 2007 Annual Report on Form 10-K. This amount does not reflect the value of dividends paid on unvested restricted stock.

(3)	Represents the compensation cost recognized for the fiscal year for options to purchase shares of Rome Bancorp common stock outstanding to the director, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the footnotes to the audited financial statements, included in the 2007 Annual Report on Form 10-K.

Executive Compensation

          The table below sets forth the compensation of each of our named executive officers for 2007 and 2006.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
Name and		Salary(1)	Bonus(1)	Awards(2)	Awards(3)	Earnings(4)	Compensation(5)	Total
Principal Positions	Year	($)	($)	($)	($)	($)	($)	($)
Charles M. Sprock,
Chairman, President
and Chief Executive
Officer	2007	275,000	80,000	0	0	0	92,069	447,069
	2006	275,000	40,000	757,560	249,644	0	67,901	1,390,105
David C. Nolan,
Executive Vice
President and Chief
Financial Officer	2007	136,000	29,000	0	0	10,596	39,755	215,351
	2006	132,028	7,500	303,024	99,858	9,904	29,561	581,875

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Rome Bancorp granted to the named executive officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the audited financial statements, included in the 2007 Annual Report on Form 10-K. This amount does not reflect the value of dividends paid on unvested restricted stock, which are included in the Summary Compensation Table under the caption “All Other Compensation.” Under the provisions of FAS 123R, because Mr. Sprock and Mr. Nolan met the eligibility criteria for retirement or early retirement under the Company's defined benefit plan, their grants were expensed in 2006, even though the awards vest ratably over a five-year period.
(3)	Represents the compensation cost recognized for the fiscal year for options to purchase shares of Rome Bancorp common stock outstanding to the named executive officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the footnotes to the audited financial statements, included in the 2006 Annual Report on Form 10-K. Under the provisions of FAS 123R, because Mr. Sprock and Mr. Nolan met the eligibility criteria for retirement or early retirement under the Company's defined benefit plan, their grants were expensed in 2006, even though the awards vest ratably over a five-year period.

(4)	Includes for each named executive officer (a) the increase (if any) for the fiscal year in the present value of the individual's accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual's accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year.
(5)	For 2007 represents 401(k) plan contributions of $6,220 and $4,374, ESOP plan allocations of $34,080 and $27,891, interest and dividends earned on unvested RRP shares of $18,725 and $7,490 and Benefit Restoration Plan contributions of $33,044 and $0 for Mr. Sprock and Mr. Nolan, respectively. The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. We provide certain non- cash perquisites and personal benefits to Mr. Sprock that do not exceed $10,000 in the aggregate and are not included in the reported figures.

Compensation Plan

          Recognition and Retention Plans. The Rome Bancorp, Inc. 2000 Recognition and Retention Plan and Rome Bancorp, Inc. 2006 Recognition and Retention Plan have each been adopted by our Board of Directors and approved by our shareholders. The Recognition and Retention Plans provide for the grant of restricted stock awards to certain officers, employees and non-employee directors of Rome Bancorp, Rome Savings or any affiliate approved by the administrative committee. These restricted stock awards (“Awards”) constitute a right to receive a certain number of shares of common stock of Rome Bancorp upon the Award holder’s satisfaction of certain requirements, such as completion of five years of service with Rome Bancorp, with accelerated vesting upon death, disability, retirement or change in control. As a general rule, if the Award holder fails to fulfill the requirements contained in the restricted stock award, the Award will not vest. Instead, the Award will be forfeited and canceled. The Recognition and Retention Plans are not subject to the Employee Retirement Income Security Act of 1974, as amended, and are not a tax-qualified plan under the Internal Revenue Code.

          As required by the terms of the Recognition and Retention Plans, Rome Bancorp has established a trust and contributed certain amounts of money or property as determined by the Board, in its discretion. No contributions by participants will be permitted. The trustee will invest the assets of the trust primarily in the shares of our common stock that will be used to make restricted stock awards. The trust currently holds 118,000 shares available for future awards.

          The Recognition and Retention Plans are administered by the Board, which has broad discretionary powers under the plans. The Board has the authority to suspend or terminate the plans in whole or in part at any time by giving written notice to the administrative committee, but the Recognition and Retention Plans may not be terminated while there are outstanding Awards that will vest in the future.

          Stock Option Plans. The Rome Bancorp, Inc. 2000 Stock Option Plan and the Rome Bancorp, Inc. 2006 Stock Option Plan have each been adopted by our Board of Directors and approved by our shareholders. The Option Plans provide for the grant, to certain officers, employees and outside directors of Rome Bancorp, Rome Savings or any affiliate approved by the administrative committee, of options to purchase common stock of Rome Bancorp (“Options”) at a stated price during a specified period or term. If the Option is not exercised during its term, it will expire. The Stock Option Plans currently have 359,003 options reserved that may be granted in future. The Option Plans are not subject to the Employee Retirement Income Security Act of 1974, as amended, and are not tax-qualified plans under the Internal Revenue Code.

          There were no stock-based grants made to the named executive officers in the last fiscal year.

Stock Awards and Stock Option Grants Outstanding

          The following tables set forth information regarding stock awards, stock options and similar equity compensation outstanding at December 31, 2007, whether granted in 2007 or earlier, including awards that have been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of Shares	Market Value of
	Underlying	Underlying			or Units of Stock	Shares or Units of
	Unexercised	Unexercised	Option Exercise		That Have	Stock That Have
	Options	Options	Price	Option Expiration	Not Vested	Not Vested
Name	(#) Exercisable	(#) Unexercisable	($)	Date	(#)	($)(1)
Charles M. Sprock	29,500	118,000(2)	12.84	5/24/2016	47,200(2)	546,104

David C. Nolan	11,800	47,200(2)	12.84	5/24/2016	18,880(2)	218,442

(1)	Market value is calculated on the basis of $11.57 per share, which is the closing sales price for our common stock on December 31, 2007.
(2)	Vest in 20% installments per year with first installment vesting on May 24, 2007 and each anniversary thereafter.

The following table sets forth the stock awards that vested and the option awards that were exercised for the named executive officers during the last fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
			Number of Shares	Value
	Number of Shares		Acquired on	Realized on
	Acquired on	Value Realized on	Vesting	Vesting
Name	Exercise (#)	Exercise ($)(1)	(#)	($)(1)
Charles M. Sprock	122,463	1,298,549	11,800	145,730
David C. Nolan	1,213	12,704	4,720	58,292

(1)	The figures shown include the amount realized during the fiscal year upon exercise of vested stock options by the named individual and the vesting of restricted stock, based on the closing sales price for a share of our common stock on the on the exercise date or vesting date, as applicable. Unexercised stock options and unvested restricted stock may not be transferred for value.

Pension Benefits

          Pension Plan. Rome Savings maintains a tax-qualified pension plan that covers substantially all employees who are age 21 or older and have at least one year of service. Rome Savings froze benefits under this tax-qualified pension plan as of December 2002. Rome Savings continues to maintain this plan to provide benefits to those individuals who were participants and had accrued a benefit prior to December 2002.

          The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

PENSION BENEFITS TABLE

		Number of Years of	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)(1)	(#)(1)	($)
Charles M. Sprock	Pension Plan for Employees	42.5	1,119,128	–
David C. Nolan	Pension Plan for Employees	18.8	168,205	–

(1)	The figures shown are determined as of the plan's measurement date during 2007 under FAS 87 for purposes of Rome Bancorp's audited financial statements. For the mortality, discount rate and other assumptions used for this purpose, please refer to the footnotes to the audited financial statements, included in the 2007 Annual Report on Form 10-K.

Other Benefits

          Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and are age 21 or older. Rome Bancorp has lent this plan enough money to purchase 370,206 shares that are currently unallocated.

          Although contributions to this plan are discretionary, Rome Savings intends to contribute enough money each year to make the required principal and interest payments on the loans from Rome Bancorp. The plan has pledged the shares as collateral for the loans and is holding them in a suspense account.

          The plan will release a portion of the pledged shares annually, allocating the shares released each year among the accounts of participants in proportion to their salary for the year. For example, if a participant’s salary for a year represents 1% of the total salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

          This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flows.

          Benefit Restoration Plan. Rome Bancorp has also adopted a Benefit Restoration Plan for Mr. Sprock. This plan provides Mr. Sprock with the benefits that would otherwise be due to him as a participant in the 401(k) plan and the employee stock ownership plan if such benefits were not limited by certain provisions of the Internal Revenue Code. In addition, in the event Mr. Sprock retires prior to the end of the ESOP loan term, the plan will provide Mr. Sprock a benefit equal to the value of the shares of Rome Bancorp that would have been allocated to his account under the ESOP had he remained employed through the end of the ESOP loan term.

          The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the last fiscal year under non-qualified defined contribution plans.

NONQUALIFIED DEFERRED COMPENSATION TABLE (1)

Registrant
	Executive Contributions	Contributions	Aggregate Earnings	Aggregate Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(2)	($)(3)	($)	($)
Charles M. Sprock	-	33,044		-	754,760
David C. Nolan	-	-	-	-	-

(1)	Non-qualified deferred compensation includes benefits provided under our Benefit Restoration Plan.
(2)	Registrant contributions are included under the caption “All Other Compensation” in the Summary Compensation Table.
(3)	Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation T

          Deferred Compensation Plan. Rome Savings has established the Deferred Compensation Plan of Rome Bancorp, Inc. for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees received from Rome Bancorp and Rome Savings. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding one-year certificate of deposit issued by Rome Savings during the year or according to the investment return of other assets as may be selected by the Board of Directors.

          The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or termination of employment (as those terms are defined in the Deferred Compensation Plan). We have established an irrevocable “grantor trust” to hold assets for the payment of benefits under the Deferred Compensation Plan. The assets of the trust are considered to be part of the general assets of Rome Savings and will be subject to the claims of its general creditors. Earnings on the trust’s assets will be taxable to Rome Savings.

Termination and Change in Control Benefits

          Employment Agreements. Rome Bancorp and Rome Savings have each entered into an employment agreement with Charles M. Sprock to secure his services as Chairman, President and Chief Executive Officer. The employment agreement with Rome Bancorp has a three-year term that will be automatically extended on a daily basis so that the remaining term will always be three years unless written notice of non-renewal is given by the Board of Directors of Rome Bancorp or Mr. Sprock. The employment agreement with Rome Savings also has a three-year term which may be extended by the Board in the absence of an objection by Mr. Sprock for an additional year upon the anniversary date of the agreement so that the remaining unexpired term will be three years. These agreements provide for a minimum annual salary of $275,000, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

          Rome Bancorp and Rome Savings may terminate Mr. Sprock’s employment, and he may resign, at any time with or without cause. However, in the event of termination by Rome Bancorp or Rome Savings during the term without cause, Rome Bancorp and Rome Savings will owe Mr. Sprock severance benefits generally equal to the value of the cash compensation and fringe benefits that he would have received if he had continued working for an additional three years. In particular, Mr. Sprock would be entitled to: (i) a lump sum payment equal to the present value of the amount he would have earned in salary had he continued working an additional three years, and (ii) a lump sum payment equal to the present value of the additional contributions or benefits that he would have earned under the Rome Savings pension plan, 401(k) plan, and ESOP had he continued to work an additional three years. The employment agreements also provide for the cash out of any stock options, stock appreciation rights, or restricted stock as if Mr. Sprock were fully vested at the time of his termination and the continuation of coverage under the life, health, and disability insurance plans of Rome Savings or Rome Bancorp for an additional three years. The same severance benefits would be payable if he resigns during the term following: (i) a loss of title, office or membership on the Board of Directors, (ii) a material reduction in duties, functions, or responsibilities, (iii) the involuntary relocation of Mr. Sprock’s principal place of employment to a location over 50 miles in distance from Rome Savings’ principal office in Rome, New York, or (iv) any other material breach of contract by Rome Bancorp that is not cured within 30 days. Mr. Sprock may resign for any reason following a change in control and collect severance benefits as if he had been discharged without cause. The employment agreements also provide certain uninsured death and disability benefits.

          Under the employment agreements, Mr. Sprock has agreed that in the event his employment terminates, either voluntarily or involuntarily, under circumstances in which he is not entitled to severance benefits, he will not compete with Rome Savings or Rome Bancorp or take a position with any of its competitors within Oneida County, New York for a period of one year following termination.

          If Rome Bancorp or Rome Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreement might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a 20% federal excise tax payable by the executive. Neither Rome Savings nor Rome Bancorp could claim a federal income tax deduction for an excess parachute payment. The employment agreement with Rome Bancorp requires Rome Bancorp to indemnify Mr. Sprock against the financial effects of such an excise tax.

          Change of Control Agreement. Rome Savings has entered into a three-year change of control agreement with Mr. David C. Nolan and into two-year change of control agreements with four other officers of Rome Savings and a one-year change in control agreement with one other officer of Rome Savings. The term of these agreements is for three years for Mr. Nolan and for one or two years for the other officers with annual one-year extensions. Generally, Rome Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. Rome Savings would pay severance benefits if the officer is terminated without cause following a change of control (as such term is defined in the agreements) or if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions, compensation or responsibilities, or involuntary relocation of his or her principal place of employment to a location over 30 miles from Rome, New York. The severance benefits would generally be equal to the compensation reflected in the officer’s salary and bonus earned for the year prior to the year in which the change of control occurs multiplied by three in the case of Mr. Nolan and one or two in the case of the other officers.

          If Rome Savings or Rome Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Rome Savings and Rome Bancorp for federal income tax purposes. The change of control agreements do not provide a tax indemnity for such amounts.

          Rome Bancorp provides additional benefits, not included in the previous tables, to the named executive officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. The following table provides an estimate of the value of such benefits, assuming termination of employment or a change in control occurred on December 31, 2007.

	Charles M. Sprock	David C. Nolan
Retirement : Early or Normal
Retiree Health/Life Insurance(1)	113,000	41,160
Benefit Restoration Plan Benefit(9)	754,760	-

Disability
Salary Continuation(3)	137,500	68,000
Disability Retirement Subsidy(2)	561,500	-

Death
Salary Continuation(3)	275,000	-
Stock Option Vesting(4)	-	-
Restricted Stock Vesting(5)	546,104	218,442
Health Insurance(7)	6,535	-
Benefit Restoration Plan Benefit(9)	754,760	-

Discharge w/o Cause or Resignation w/Good Reason –
no Change in Control
Stock Option Vesting(4)	-	-
Restricted Stock Vesting(5)	546,104	-
Lump Sum Cash Payment(6)	1,252,250	-
Health Insurance(7)	17,388	-
Other in-kind benefits(8)	9,387	-
Benefit Restoration Plan Benefit(9)	754,760	-

Discharge w/o Cause or Resignation w/Good Reason –
Change in Control – related
Stock Option Vesting(4)	-	-
Restricted Stock Vesting(5)	546,104	218,442
Lump Sum Cash Payment(6)	1,252,250	367,990
Health Insurance(7)	17,388	-
Other in-kind benefits(8)	9,387	-
ESOP/Benefit Restoration Plan Benefit(9)	847,841	-
Golden Parachute Excise Tax Gross-up Payment(10)	462,356	-

Change in Control – No Termination of Employment
Stock Option Vesting(4)	-	-
Restricted Stock Vesting(5)	546,104	218,442
ESOP/Benefit Restoration Plan Benefit(9)	847,841	-

(1)	Employees, including the named executives, are eligible for postretirement benefits if they are age 60 or above with 5 years of service at retirement, or if they are 55 years of age and their age plus years of service totals at least 75. In addition, those employees who were hired after January 1, 1993 will need at least 25 years of service to be eligible for postretirement benefits and at least 30 years of service to be eligible for spousal postretirement benefits. The reported figure reflects the estimated present value of the future premium cost of such benefits for the named individual, calculated on the basis of the assumptions used by Rome Bancorp in measuring its liability for such benefits for financial statement purposes under Statement of Financial Account Standards No. 106 (“FAS 106”). For more information concerning the assumptions used for these calculations, please refer to the footnotes to the audited financial statements, included in the 2007 Annual Report on Form 10-K.
(2)	Under the terms of Mr. Sprock's employment contract, if he terminates employment due to permanent disability, he will continue to receive his base salary for the reminder of the contract term. The figure shown reflects the amount by which the disability benefit guaranteed under the employment contract exceeds the salary continuation and long-term disability payments otherwise available to Company employees.
(3)	Company employees, including the named executives are entitled to specific terms of salary continuation if they terminate employment due to disability. The figures shown assume payment of full salary for 180 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value. In the event of his death during the term of the employment contract, Mr. Sprock's dependents are entitled to receive Mr. Sprock's base salary for one year.
(4)	All stock options granted provide for full vesting upon death, disability, retirement, or change in control. The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and the closing sales price for a share of our common stock on December 31, 2007.
(5)	All restricted stock granted provide for full vesting upon death, disability, retirement or change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on the closing sales price for a share of our common stock on December 31, 2007.
(6)	The employment agreement in effect for Mr. Sprock provides for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives and additional qualified and non-qualified defined benefit and defined contribution plan benefits that would be earned during the remaining contract term. The figure shown reflects an assumed remaining contract term of three years and a discount rate of 3.81%. Mr. Nolan would be paid severance in the event of a change of control equal to a multiple of three times compensation.
(7)(8)	The employment agreements in effect for Mr. Sprock provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The figure shown represents the present value of continued insurance benefits for a fixed period of three years and assumes no offset for benefits provided by a subsequent employer, calculated on the basis of the assumptions used by Rome Bancorp in measuring its liability for retiree benefits other than pensions for financial statement purposes under FAS 106. For more information concerning the assumptions used for these calculations, please refer to the /the footnotes to the audited financial statements, included in the 2007 Annual Report on Form 10-K. In the event of his death during the term of the employment contract, Mr. Sprock's dependents are entitled to continuation of health benefits for one year.
(9)	The Rome Bancorp Benefit Restoration Plan (BRP) provides Mr. Sprock with the benefits that would otherwise be due to him as a participant in the 401(k) plan and the employee stock ownership plan if such benefits were not limited by certain provisions of the Internal Revenue Code. In addition, in the event Mr. Sprock retires prior to the end of the ESOP loan term, the plan will provide Mr. Sprock a benefit equal to the value of the shares of Rome Bancorp that would have been allocated to his account under the ESOP had he remained employed through the end of the ESOP loan term. This payment would be due upon retirement, death or disability. In addition, our tax-qualified Employee Stock Ownership Plan provides that, in the event of a change in control, a portion of the proceeds from the sale of shares of our common stock held in a suspense account for future allocation to employees would be applied to repay the outstanding balance on the loan used to purchase the unallocated shares. The remaining unallocated shares (or the proceeds from their sale) would be distributed on a pro-rata basis among the accounts of plan participants. We estimate this distribution to be approximately $4.91 per allocated share, based on 319,282 allocated shares, 370,206 unallocated shares, an outstanding loan balance of $2,466,704 and stock price of $11.57 per share, which is the closing sales price for a share on December 31, 2007. Under the terms of the BRP, a corresponding earnings credit would be applied to accumulated share equivalents under this plan. The figures shown represent an estimated earnings credit of $11.57 per share equivalent.
(10)	The employment agreements in effect for Mr. Sprock provide that Rome Bancorp will indemnify them, on a net after-tax basis, against the effects of a 20% federal excise tax that is applied to payments that are contingent on a change in control, where the aggregate value of such payments equals or exceeds three times the individual's average five-year W-2 earnings for the period of five consecutive calendar years ending prior to the date of the change in control. The figure shown reflects an estimate of the indemnification payment that would be due.

Transactions with Certain Related Persons

          Rome Savings has made loans or extended credit to its executive officers and directors and also to certain persons related to executive officers and directors. All such loans were made by Rome Savings in the ordinary course of business and were not made on more favorable terms, nor did they involve more than the normal risk of collectibility or present unfavorable features. Residential mortgage loans are made to employees who are not offered a reduced rate. The mortgage loans have the same underwriting terms that apply to non-employee borrowers.

          Rome Bancorp’s authority to extend credit to directors, executive officers, and 10% shareholders, as well as entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRB and Regulation O of the FRB thereunder. Among other things, these provisions require that extensions of credit to insiders: (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and (ii) do not exceed certain limitations on the amount of credit extended to such persons, individually and in aggregate, which limits are based, in part, on the amount of Rome Bancorp’s capital. Rome Bancorp intends that any transactions in the future between Rome Bancorp and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to Rome Bancorp than could have been obtained by it in arm’s-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of Rome Bancorp not having any interest in the transaction.

          We retain the services of the law firm of McMahon and Grow. David C. Grow, a director of Rome Bancorp and Rome Savings, is a partner of McMahon and Grow. For 2007, we paid $62,549 in legal fees to this law firm.

          All future affiliated transactions will be made or entered into on terms that are no less favorable to Rome Bancorp than those that can be obtained from an unaffiliated third party. All related party transactions are approved by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires that Rome Bancorp’s directors, executive officers, and any person holding more than ten percent of the Rome Bancorp’s Common Stock file with the SEC reports of ownership changes, and that those such individuals furnish Rome Bancorp with copies of the reports.

          Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, Rome Bancorp believes that all of our executive officers and directors complied with all Section 16(a) filing requirements applicable to them

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has appointed Crowe Chizek and Company LLC to act as the independent registered public accounting firm for Rome Bancorp for the fiscal year ending December 31, 2008, and we are asking shareholders to ratify the appointment.

          Representatives of Crowe Chizek and Company LLC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Crowe Chizek and Company LLC as Rome Bancorp’s independent registered public accounting firm.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

          If you wish to submit proposals to be included in our next proxy statement for the 2009 Annual Meeting of Shareholders, we must receive them by November 30, 2008 pursuant to the proxy solicitation regulations of the SEC. SEC rules contain requirements as to which shareholder proposals must be in the Proxy Statement. Any such proposal will be subject to 17 C.F.R. 240.14a -8 of the rules and regulations promulgated by the SEC.

By Order of the Board of Directors,

/s/ Crystal M. Seymore
Crystal M. Seymore
Corporate Secretary

Rome, New York
April 1, 2008

To assure that your shares are represented at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage -paid envelope provided.

Rome Bancorp, Inc.	REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of Rome Bancorp, Inc.
for the Annual Meeting of Shareholders to be held on May 7, 2008.

          The undersigned stockholder of Rome Bancorp, Inc. hereby appoints Bruce R. Engelbert and John A. Reinhardt, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Rome Bancorp, Inc. held of record by the undersigned on March 7, 2008, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 5:30 p.m., local time, on May 7, 2008, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated April 1, 2008 and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

          This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted “FOR” the election of all nominees listed in Item 1 and “FOR” the proposal listed in Item 2.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors unanimously recommends a vote “FOR” the nominee named in Item 1 and a vote “FOR” the proposal in Item 2.				I Will Attend Annual Meeting. ☐ Please Mark Your Choice Like This in Blue or Black Ink. ☒

1.	Election of three candidates to serve as director for a three-year term. Nominees: Kirk B. Hinman, Charles M. Sprock and Michael J. Valentine.
	For ☐	Withhold ☐

Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee’s name in the space provided:

2.	Ratification of the appointment of Crowe Chizek and Company LLC as Rome Bancorp, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2008.
	For ☐	Against ☐	Abstain ☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting dated April 1, 2008.

Signature(s)

Dated:, 2008

          Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.